UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2012

MORGAN'S FOODS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-08395	34-0562210
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

4829 Galaxy Parksway, Suite S, Cleveland, OH  44128
(Address of principal executive officers)               (Zip Code)

Registrant’s telephone number, including area code:  (216) 359-9000

___________________________________________________________ (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In connection with his election as a director (see Item 5.02, below) on February 20, 2012, Morgan’s Foods, Inc. (the “Company”) entered into an indemnification agreement (the “Indemnification Agreement”) with James Pappas (the “Indemnified Person”) in the same form as it has previously entered into with its other directors and officers.  In order to address potential limitations in directors and officers (“D&O”) insurance and to induce the Indemnified Person to continue to serve as an officer and/or director of the Company, the Company entered into the Indemnification Agreement with the Indemnified Person.  In consideration of the continued service as an officer and/or director of the Company the Indemnification Agreement provides that the Company will indemnify the Indemnified Person to the fullest extent not otherwise prohibited by the statute or other applicable law, including without limitation indemnity against any and all costs and expenses, in connection with any threatened, pending, or completed action, suit or proceeding, arbitration or other alternative dispute resolution mechanism, whether domestic or foreign, whether civil, criminal, administrative, or investigative, to which the Indemnified Person is or at any time becomes a party, or is threatened to be made a party, as a result, directly or indirectly, of serving at any time: (i) as a director, officer or agent of the Company; or (ii) at the request of the Company as a director, officer, trustee, fiduciary, manager, member, or agent of a corporation, partnership, trust, limited liability company, director benefit plan, or other enterprise or entity, whether domestic or foreign.

Under the Indemnification Agreement there is no Company indemnity obligation (i) except to the extent that the aggregate amount of losses to be indemnified exceed the aggregate amount of such losses for which the Indemnified Person is actually paid or reimbursed pursuant to D&O insurance, if any, which may be purchased and maintained by the Company or any of its subsidiaries; (ii) on account of any proceeding in which judgment is rendered against the Indemnified Person for an accounting of profits made from the purchase or sale of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended; (iii) on account of the Indemnified Person’s conduct which is determined to have been knowingly fraudulent, deliberately dishonest, or willful misconduct, except to the extent such indemnity is otherwise permitted under the statute; (iv) with respect to any remuneration paid to Indemnified Person determined by a court having jurisdiction to have been in violation of law; and (v) if it shall have been determined by a court having jurisdiction that indemnification is not lawful.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On February 16, 2012, Dr. Bahman Guyuron resigned as a director of the Company.  Dr. Guyuron had served as a director of the Company since 2003 and his distinguished service in that capacity is greatly appreciated by the Company.   The increased time commitment required by his positions with University Hospitals, Case Western Reserve University and a private business which is run by him necessitated his reassessment of the time required to serve as a director of the Company.

On February 20, 2012 James Pappas, age 30, was elected by the Board of Directors as a director of the Company to fill the vacancy created by the resignation of Bahman Guyuron.  Mr. Pappas will serve until the 2012 Annual Meeting of Shareholders and at that time it is expected that he will be a nominee for election to the Board of Directors by the Company’s shareholders at the 2012 Annual Meeting of Shareholders.  Mr. Pappas is the managing member of JCP Investment Management, LLC and has a strong background in investment banking, having held positions with Goldman Sachs and Bank of America Securities.  His education includes both a Masters in Finance and a Bachelor of Business Administration degree from Texas A&M University.  Mr. Pappas is also expected to be named as a member of the Compensation Committee of the Board of Directors.  Mr. Pappas is a large shareholder of the Company, owning, directly or indirectly, through companies he controls approximately 12.6% of the Company’s outstanding common shares.  The Company, acting mainly through Kenneth Hignett, a director and Chief Financial Officer of the Company, and Mr. Pappas have previously discussed his interest in serving as a director of the Company, should an opening become available.  The Company believes that Mr. Pappas’ experience in mergers and acquisitions and various aspects of financing will be a significant asset in the Board of Director’s oversight of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Morgan’s Foods, Inc.

Dated: February 23, 2012	By:	/s/ Kenneth L. Hignett
Kenneth L. Hignett Senior Vice President, Chief Financial Officer & Secretary